Exhibit 99.1

WildHorse Resource Development Corporation Announces First Quarter Results

HOUSTON, May 9, 2018 – WildHorse Resource Development Corporation (NYSE: WRD) announced today its operating and financial results for the three months ended March 31, 2018. Operational highlights from first quarter 2018 include:

•	Increased average daily production by 198% to 52.4 Mboe/d for the first quarter 2018 compared to 17.6 Mboe/d for the first quarter 2017

•	Increased average daily Eagle Ford production by 251% to 40.4 Mboe/d for the first quarter 2018 compared to 11.5 Mboe/d for the first quarter 2017

•	Brought online 19 gross (18.4 net) Eagle Ford wells and 4 gross (3.6 net) Austin Chalk wells in the first quarter of 2018

•	Crude oil realizations in the first quarter of 2018 were 103% of WTI as a result of low differentials and Louisiana Light Sweet (“LLS”) pricing

•

Brought online a two-well Austin Chalk pad, the Morgan #1H/Brodnax #1H, at an average peak 24-hr rate(1) of 2,711 Boe/d and an average IP-30(1) of 2,483 Boe/d or 14.9 MMcfe/d (67% natural gas, 32% NGLs and 1% oil) on a 5,311’ lateral

•

The Brollier AC #1H, a previously announced first quarter 2018 Austin Chalk well, reached its final peak 24-hr rate(1) of 3,416 Boe/d and an IP-30(1) of 3,030 Boe/d or 18.2 MMcfe/d (62% natural gas, 30% NGLs and 8% oil) on a 5,684’ lateral

•	Brought online three Eagle Ford wells in Brazos County with an average peak 24-hr IP rate of 941 Boe/d (90% oil) and an IP-30(1) rate of 778 Boe/d (90% oil)(3) on a 6,404’ lateral

Financial highlights from first quarter 2018 and other recent highlights include:

•	Reported a Net Loss of $115.8 million for the first quarter 2018

•	Reported a Net Loss available to common stockholders of $123.2 million or $1.24 per share for the first quarter 2018

o	Reported Adjusted Net Income available to common stockholders(2) of $44.5 million or $0.45 per share for the first quarter 2018

o	Reported Adjusted EBITDAX(2) of $158.6 million for the first quarter 2018

•

Closed the North Louisiana divestiture for approximately $206.4 million after customary preliminary purchase price adjustments of $9.7 million related to cash flows after the effective date, January 1, 2018

○	WRD recorded an impairment charge of $214.3 million in the first quarter of 2018 to adjust the carrying amount of the divestiture to the net divestiture proceeds

•	Increased the borrowing base on WRD’s revolving credit facility to $1.05 billion from $875 million including the impact of the North Louisiana divestiture

•	Issued an additional $200 million of 6.875% Senior Notes due 2025 in April 2018

“In the first quarter of 2018, we delivered consistent results while increasing production, pushing the boundaries of our position, and further developing the Austin Chalk. We have managed to accomplish this while also continuing to test enhancements on our completion design,” said Jay Graham, Chairman and Chief Executive Officer of WRD. “In 2017, the majority of our program focused on delineation and successfully proving the quality of our acreage. In 2018, we are further optimizing our completion design in preparation for full field development and are building economies of scale with our in-field sand mine. In addition, we are further investing in technology with upcoming diverter and stage spacing tests, permanent fiber optics installation, and microseismic analysis. As an engineering-driven company, this part of the development process is one of our key strengths, and we look forward to the results from these projects later in the year.”

First Quarter 2018 Results

Net production was 52.4 Mboe/d for the first quarter 2018 compared to 17.6 Mboe/d for the first quarter 2017. First quarter 2018 net production consisted of approximately 60% oil, 31% natural gas, and 9% NGLs. The Eagle Ford and Austin Chalk represented 40.4 Mboe/d of total production (77% oil), and North Louisiana represented 72.2 MMcfe/d of total production (97% natural gas).

WRD reported a Net Loss of $115.8 million for the first quarter 2018. The Net Loss available to common stockholders was $123.2 million or $1.24 per share for the first quarter 2018.

Adjusted Net Income available to common stockholders(2) for the first quarter 2018 was $44.5 million or $0.45 per share. WRD reported Adjusted EBITDAX(2) for the first quarter 2018 of $158.6 million compared to Adjusted EBITDAX(2) for the first quarter 2017 of $34.6 million.

Total revenues and other income for the first quarter 2018, excluding the impact of realized hedges, were $218.8 million compared to $54.3 million for the first quarter 2017. Total revenues were primarily higher as a result of increased production and higher commodity prices.

Average realized prices for the quarter ending March 31, 2018 and 2017, before the effect of commodity derivatives, are presented below:

			Percent
	Q1’18	Q1’17	Change
Oil (per Bbl)	$64.75	$49.90	30%
Natural Gas (per Mcf)	$3.14	$3.16	0%
NGL (per BbL)	$17.22	$16.65	3%

Total (per Boe)	$46.12	$34.01	36%

Average realized prices for the quarter ending March 31, 2018 and 2017, after the effect of commodity derivatives, are presented below:

			Percent
	Q1’18	Q1’17	Change
Oil (per Bbl)	$56.55	$50.74	11%
Natural Gas (per Mcf)	$3.17	$3.02	5%
NGL (per BbL)	$17.22	$16.65	3%

Total (per Boe)	$41.27	$34.08	21%

Lease operating expense (“LOE”) for the first quarter 2018 was $16.4 million, or $3.48 per Boe, compared to $6.9 million, or $4.37 per Boe, for the first quarter 2017. The year over year difference is attributable to the efficiencies gained since several acquisitions in 2017 and greater produced volumes with lower cost LOE.

Gathering, processing and transportation expense (“GP&T”) for the first quarter 2018 was $1.4 million, or $0.29 per Boe, compared to $1.7 million, or $1.07 per Boe, in the first quarter 2017. GP&T was significantly lower on a Boe basis due to the implementation of the new FASB revenue recognition standard (ASC 606, Revenue from Contracts with Customers), effective as of January 1, 2018. As a result of the new standard, the majority of our GP&T expense will now be recognized as a deduction from natural gas and NGL revenues rather than as an expense item. In the first quarter, $2.8 million of GP&T was deducted from natural gas and NGL revenues. This accounting change will have no impact on WRD’s actual costs for GP&T and only reflects a change of the presentation on the income statement.

Absent the impact of the accounting change, total GP&T for the first quarter would have been $4.1 million or $0.87 per boe. In addition, if GP&T were not recognized as a revenue deduction,

natural gas realizations would have been 108% of Henry Hub and NGL realizations would have been 35% of WTI for the first quarter 2018 excluding hedges. The high natural gas price realization during the first quarter was the result of strong pricing in North Louisiana. For additional information, please see the appendix of this press release and the Management’s Discussion & Analysis section of WRD’s first quarter 2018 10-Q for a reconciliation of GP&T to the previous accounting convention.

Taxes other than income were $11.8 million for the first quarter 2018, or $2.50 per Boe, compared to $3.9 million, or $2.46 per Boe, for the first quarter 2017. Taxes other than income in the first quarter 2018 increased primarily due to higher price realizations and changes in the commodity mix.

General and administrative (“G&A”) expense for the first quarter 2018 was $12.7 million, or $2.70 per Boe, compared to $7.5 million, or $4.72 per Boe, for the first quarter 2017. During the first quarter 2018, G&A expense included $3.2 million, or $0.67 per Boe, of stock-based compensation expense and $0.4 million, or $0.08 per Boe, of acquisition related costs. Excluding acquisition related costs, cash G&A expense(2), which also does not include stock-based compensation, was $9.2 million or $1.95 per Boe for the first quarter 2018.

Exploration expense was $1.7 million for the first quarter 2018 compared to $1.6 million for the first quarter 2017.

Net interest expense during the first quarter 2018 was $13.3 million, including amortization of deferred financing fees of approximately $0.7 million. This compares to net interest expense during the first quarter 2017 of $5.6 million, including amortization of deferred financing fees of approximately $0.8 million. The increase in net interest expense is primarily the result of higher levels of indebtedness due to the issuance of senior notes in 2017.

Drilling and completion (“D&C”) capital expenditures totaled $216.7 million in the first quarter 2018. Sand mine capital expenditures in the first quarter 2018 totaled $9.3 million comprised primarily of property acquisition costs.

(1)	The initial production rates represent the peak average of the initial production rates for the applicable consecutive days of production.

(2)

Adjusted EBITDAX, Adjusted Net Income (Loss) available to common stockholders, Cash G&A, and net debt are financial measures not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

(3)

These preliminary results are based on the most current information available to management. As a result, WRD’s final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

Operational Update

WRD reported first quarter 2018 average daily production of 52.4 Mboe/d consisting of 60% oil, 31% natural gas, and 9% NGLs. WRD brought online a total of 23 gross (22.0 net) wells including 19 gross (18.4 net) Eagle Ford wells and 4 gross (3.6 net) Austin Chalk wells along with six Eagle Ford refracs in the first quarter 2018.

In the Austin Chalk, WRD brought online 4 wells in the first quarter 2018 including the previously announced Brollier AC #1H which has reached its final peak 24-hr rate(1) of 3,416 Boe/d and an IP-30(1) of 3,030 Boe/d or 18.2 MMcfe/d (62% natural gas, 30% NGLs and 8% oil) on a 5,684’ lateral. WRD also brought online a two-well Austin Chalk pad, the Morgan #1H/Brodnax #1H, at an average peak 24-hr rate(1) of 2,711 Boe/d and an average IP-30(1) of 2,483 Boe/d or 14.9 MMcfe/d (67% natural gas, 32% NGLs and 1% oil) on a 5,311’ lateral. The fourth Austin Chalk well was brought online in the last days of the quarter and is currently in flowback.

In the Eagle Ford, WRD brought online three strong wells late in the first quarter(3) on the northeastern portion of its acreage in Brazos County, TX. While still increasing production, the Irene, Inez, and Lero wells have averaged a peak 24-hr rate(1) of 941 barrels of oil equivalent per day at 90% oil and an IP-30 rate(1) of 778 Boe/d (90% oil) on a 6,404’ lateral. These wells represent the most northeastern Gen 3 wells drilled to date.

Financial Update

In April 2018, WRD issued an additional $200 million of 6.875% Senior Notes due 2025. In addition, Moody’s recently increased WRD’s Long Term Corporate Family Rating to B2 with a positive outlook from B3 with a stable outlook. Total net debt(2) outstanding as of March 31, 2018 was $802 million, including $309.0 million of debt outstanding under WRD’s revolving credit facility, $500 million of Senior Notes due 2025, and $7.0 million in cash and cash equivalents. On March 23, 2018, in connection with its regularly scheduled redetermination, the borrowing base on WRD’s revolving credit facility was increased to $1.05 billion from $875 million which includes the impact of the North Louisiana divestiture and the April Senior Notes issuance. The next redetermination of the borrowing base utilizing mid-year 2018 reserves is scheduled for October 2018. As of March 31, 2018, WRD’s liquidity was $748.0 million consisting of $7.0 million of cash and cash equivalents and $741.0 million of availability under its revolving credit facility.

WRD’s net debt(2) to annualized first quarter 2018 Adjusted EBITDAX(2) ratio was 1.3 times. WRD continues to target a net debt(2) to quarterly annualized Adjusted EBITDAX(2) ratio below 2.0 times based on the mid-point of guidance. WRD expects the available borrowings under its revolving credit facility to provide sufficient liquidity to finance anticipated working capital and capital expenditure requirements.

Hedging Update

WRD utilizes its hedging program to mitigate financial risks and the effects of commodity price volatility. Total hedged production in the first quarter of 2018 was approximately 3.4 MMboe, or 71% of first quarter production of 4.7 MMboe. As of May 9, 2018, WRD had hedged approximately 64% of the remaining 2018 production on a barrel of oil equivalent basis (using the mid-point of WRD’s annual guidance range).

WRD novated its natural gas hedges to the buyer of the North Louisiana assets in March 2018. In April, WRD entered into additional natural gas contracts extending to 2020. Specifically, WRD hedged approximately 22.4 billion cubic feet of natural gas distributed across 2018 to 2020 at approximately $2.78 per Mcfe. In addition, during the early second quarter, WRD added additional oil swaps out to 2020 and also added 3.1 MMbls of oil basis hedges on average locking in a LLS premium to WTI of approximately $3.00 per Bbl.

The following table reflects WRD’s hedged volumes and corresponding weighted-average price, as of May 9, 2018.

	Q2 - Q4 ‘18	2019	2020

Crude Oil Hedge Contracts:
Total crude oil volumes hedged (Bbl)	6,895,632	8,402,126	4,511,681
Volumes hedged (Bbl/d)	25,075	23,020	12,327
Total weighted-average price (4)	$51.88	$54.32	$53.49
Expected crude production hedged (5)	75%	-	-

Natural Gas Hedge Contracts:
Total natural gas volumes hedged (MMbtu)	6,730,332	6,425,146	4,846,020
Volumes hedged (MMbtu/d)	24,474	17,603	13,240
Total weighted-average price (4)	$2.79	$2.79	$2.76
Expected gas production hedged (5)	71%	-	-

Total Hedge Contracts:
Total hedged production (boe)	8,017,354	9,472,984	5,319,351
Volumes hedged (Boe/d)	29,154	25,953	14,534
Total weighted-average price ($/boe) (4)	$45.02	$48.49	$45.79
Expected total production hedged (5)	64%	-	-

LLS Basis Swaps
Total crude oil volumes hedged (Bbl)	4,763,026	-	-
Volumes hedged (Bbl/d)	17,320	-	-
Total weighted-average price - WTI to LLS (4)	$3.03	-	-
Expected crude production hedged (5)	52%	-	-

(4)	Utilizing the mid-point for collars.

(5)	Using the mid-point of WRD’s 2018 guidance ranges.

Upcoming Conferences

Members of WRD’s management team intend to participate in the following upcoming investment conferences:

•	Tudor Pickering Holt Hotter ‘N Hell Conference on May 15 – 16, 2018 (Houston, TX)

•	Bank of America Merrill Lynch Energy Credit Conference on June 6 – 7, 2018 (New York, NY)

•	Wells Fargo West Coast Energy Conference on June 12 – 13, 2018 (San Francisco, CA)

•	J.P. Morgan 2018 Energy Conference on June 18 – 20, 2018 (New York, NY)

Presentation materials for all conferences mentioned above will be available on WRD’s website at www.wildhorserd.com on or prior to the day of the respective presentation.

Quarterly Report on Form 10-Q

WRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which will be filed with the U.S. Securities and Exchange Commission (“SEC”) on or before May 15, 2018.

Conference Call and Webcast

WRD will host an investor conference call tomorrow morning, May 10, 2018 at 8 a.m. Central (9 a.m. Eastern) to discuss the first quarter 2018 operating and financial results. Interested parties are invited to participate on the call by dialing (877) 883-0383 (Conference ID: 7787856), or (412) 902-6506 for international calls, (Conference ID: 7787856) at least 15 minutes prior to the start of the call or via the internet at www.wildhorserd.com. A replay of the call will be available on WRD’s website or by phone at (877) 344-7529 (Conference ID: 10118478) for a seven-day period following the call.

About WildHorse Resource Development Corporation

WildHorse Resource Development Corporation is an independent oil and natural gas company focused on the acquisition, exploration, development and production of oil, natural gas and NGL properties primarily in the Eagle Ford Shale and Austin Chalk in East Texas. For more information, please visit our website at www.wildhorserd.com.

Cautionary Statements and Additional Disclosures

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “will,” “plans,” “seeks,” “believes,” “estimates,” “could,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond WRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that WRD expects or anticipates will or may occur in the future, including such things as WRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, future drilling locations and inventory, competitive strengths, goals, expansion and growth of WRD’s business and operations, plans, successful consummation and integration of acquisitions and other transactions, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although WRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

WRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond WRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in WRD’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by WRD will be realized, or even if realized, that they will have the expected consequences to or effects on WRD, its business or operations. WRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Some of the above results are preliminary. Such preliminary results are based on the most current information available to management. As a result, WRD’s final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

Cash General and Administrative Expenses per Boe

Our presentation of cash G&A expenses is a non-GAAP measure. We define cash G&A as total G&A determined in accordance with GAAP less non-cash equity compensation expenses, and we may express it on a per Boe basis. We report and provide guidance on cash G&A because we believe this measure is commonly used by management, analysts and investors as an indicator of cost management and operating efficiency on a comparable basis from period to period. In addition, management believes cash G&A is used by analysts and others in valuation, comparison and investment recommendations of companies in the oil and natural gas industry to allow for analysis of G&A spend without regard to stock-based compensation programs which can vary substantially from company to company. Cash G&A should not be considered as an alternative to, or more meaningful than, total G&A as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

Management Locations

WRD has disclosed a total of 3,207 net horizontal drilling locations in this press release in the proved, probable, and possible categories as audited by CG&A, WRD’s first party engineers, as well as 446 net locations that have been identified by WRD’s management. WRD identified those additional locations using the same methodology as those locations to which probable and possible reserves are attributed—by using existing geologic and engineering data from vertical production and seismic data. Of WRD’s total 3,207 net horizontal drilling locations, 2,761 lie within the geographic areas to which proved, probable and possible reserves are attributed by CG&A. The remaining 446 management identified net horizontal drilling locations are within geographic areas to which proved, probable or possible reserves are not attributed, but nonetheless are locations that WRD has specifically identified based on its evaluation of applicable geologic and engineering data accrued over our multi-year historical drilling activities in the surrounding area. The management location count includes 110 net locations from the Lee County, TX acquisition which closed on March 1, 2018. The locations have been identified by WRD’s management based on its evaluation of applicable geologic and engineering data from historical drilling activities in the surrounding area. The locations on which WRD actually drills wells will ultimately depend upon the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, actual drilling results and other factors, and may differ from the locations currently identified.

Net Locations	CG&A		Management		Total
	Locations		Locations		WRD Locations
	June 30,	Dec. 31,	June 30,	Dec. 31,	June 30,	Dec. 31,
	2017	2017	2017	2017	2017	2017

Eagle Ford	1,343	2,708	1,296	445	2,639	3,154
Austin Chalk	12	53	0	0	12	53

Total Locations	1,355	2,761	1,296	446	2,651	3,207

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDAX, Adjusted Net Income (Loss) available to common stockholders, Cash G&A, and Net Debt. The accompanying appendix and schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as Net Income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. WRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as WRD does.

WildHorse Resource Development Corporation

Statements of Condensed Consolidated Operations

	For the Three Months
	Ended March 31,
(Amounts in $000s except per share data)	2018	2017
Revenues and other income:
Oil sales	$182,379	$39,077
Natural gas sales	27,630	12,145
NGL sales	7,448	2,663
Other income	1,300	407

Total operating revenues and other income	218,757	54,292

Operating Expenses:
Lease operating expenses	16,427	6,928
Gathering, processing and transportation	1,352	1,700
Taxes other than income	11,781	3,899
Depreciation, depletion and amortization	59,883	26,443
General and administrative expenses	12,727	7,482
Impairment of NLA disposal group	214,274	-
Exploration expense	1,708	1,615
Other operating (income) expense	658	19

Total expenses	318,810	48,086

Income (loss) from operations	(100,053)	6,206

Other Income (Expense):
Interest expense	(13,307)	(5,571)
Debt extinguishment costs	-	11
Gain (loss) on derivative instruments	(40,370)	31,291
Other income (expense)	(137)	15

Total other income (expense)	(53,814)	25,746

Income (loss) before income taxes	(153,867)	31,952
Income tax benefit (expense)	38,093	(11,700)

Net Income (loss)	(115,774)	20,252

Preferred stock dividends	7,389	-
Undistributed earnings allocated to participating securities	-	-

Net income (loss) available to common stockholders	$(123,163)	$20,252

Earnings per share
Basic	$(1.24)	0.22
Diluted	$(1.24)	0.22

Weighted average shares outstanding
Basic	99,245	93,216
Diluted	99,245	93,216

WildHorse Resource Development Corporation

Statements of Condensed Consolidated Cash Flows

	For the Three Months
	Ended March 31,

(Amounts in $000s)	2018	2017

Cash flows from operating activities:
Net Income (Loss)	$(115,774)	$20,252
Adjustments to reconcile net income (loss) to cash flows provided by operating activities
Depreciation, depletion and amortization	59,670	26,293
Accretion of asset retirement obligations	213	150
Impairment of NLA disposal group	214,274	-
Impairments of unproved properties	1,507	683
Amortization of debt issuance costs	653	838
Accretion of senior note discount	140	42
(Gain) loss on derivative instruments	40,370	(31,291)
Cash settlements on derivative instruments	(20,546)	(983)
Consideration paid to customers, net of amortization	(424)	-
Deferred income tax expense (benefit)	(38,125)	11,700
Debt extinguishment expense	-	(11)
Amortization of equity awards	3,156	495
Changes in operating assets and liabilities	(27,145)	(349)

Net cash provided by operating activities	117,969	27,819

Cash flows from investing activities:
Net cash used in investing activities	(132,883)	(65,298)

Cash flows from financing activities:
Net cash provided by financing activities	21,705	127,572

Net change in cash, cash equivalents, and restricted cash	$6,791	$90,093
Cash, cash equivalents and restricted cash, beginning of period	226	4,001

Cash, cash equivalents and restricted cash, end of period	$7,017	$94,094

WildHorse Resource Development Corporation

Operating Data

	For the Three Months Ended March 31,
	2018	2017
Production volumes
Oil Sales (MBbls)	2,817	783
Natural Gas Sales (MMcf)	8,796	3,849
NGL Sales (MBbls)	432	160

Total (Mboe)	4,715	1,584
Total (Mboe/d)	52.4	17.6

Average unit costs per boe
Lease operating expense	$3.48	$4.37
Gathering, processing and transportation	$0.29	$1.07
Taxes other than income	$2.50	$2.46
General and administrative expenses	$2.70	$4.72
Cash General and administrative expenses	$2.03	$4.41
Acquisition-related expenses	$0.08	$0.49

WildHorse Resource Development Corporation

Condensed Consolidated Balance Sheets

	March 31,	December 31,

(Amounts in $000s)	2018	2017

ASSETS
Current Assets:
Cash and cash equivalents	$7,017	$226
Accounts receivable, net	92,590	84,103
Derivative instruments	-	2,336
Prepaid expenses and other current assets	5,925	3,290

Total Current Assets	105,532	89,955

Property & equipment:
Oil and natural gas properties	2,734,096	2,999,728
Other property and equipment	33,647	53,003
Accumulated depreciation, depletion and impairment	(280,362)	(368,245)

Total property and equipment, net	2,487,381	2,684,486

Other noncurrent assets
Derivative instruments	-	86
Debt issuance costs	3,875	3,573
Other	13,140	-

Total Assets	$2,609,928	$2,778,100

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$50,849	$53,005
Accrued liabilities	159,476	199,952
Short-term derivative instruments	67,478	58,074

Total Current Liabilities	277,803	311,031

Noncurrent Liabilities:
Long-term debt	793,686	770,596
Asset retirement obligations	7,199	14,467
Deferred tax liabilities	33,412	71,470
Derivative instruments	22,999	18,676
Other noncurrent liabilities	980	1,085

Total liabilities	1,136,079	1,187,325

Series A Perpetual Convertible Preferred Stock	446,522	445,483

Stockholders’ equity:
Common stock	1,013	1,012
Additional paid-in capital	1,123,534	1,118,507
Accumulated earnings (deficit)	(97,220)	25,773

Total stockholders’ equity	1,027,327	1,145,292

Total Liabilities & Equity	$2,609,928	$2,778,100

WildHorse Resource Development Corporation

Commodity Hedge Positions

The following table reflects WRD’s hedged volumes and corresponding weighted-average price, as of May 9, 2018:

	Q2 - Q4 ‘18	2019	2020
Crude Oil Derivative Contracts:
Swap contracts:
Volume (Bbl)	4,764,565	6,652,369	4,511,681
Weighted-average fixed price	$52.39	$54.45	$53.49

Collar contracts:
Volume (Bbl)	12,208	-	-
Weighted-average floor price	$50.00	-	-
Weighted-average ceiling price	$62.10	-	-

Deferred put options
Volume (Bbl)	2,118,859	1,749,757	-
Weighted-average floor price	$50.72	$53.83	-
Weighted-average put premium	($3.56)	($5.43)	-

LLS basis swaps
Volume (Bbl)	4,763,026	-	-
Weighted-average fixed price - WTI to LLS	$3.03	-	-

Natural Gas Derivative Contracts:
Swap contracts:
Volume (MMBtu)	6,730,332	6,425,146	4,846,020
Weighted-average fixed price	$2.79	$2.79	$2.76

Calculation of Adjusted EBITDAX:

We evaluate performance based on Adjusted EBITDAX. Adjusted EBITDAX is defined as Net Income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; stock-based compensation; incentive-based compensation expenses; exploration costs; provision for environmental remediation; transaction related costs; IPO related expenses; the North Louisiana settlement, and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; gains on sale of assets and other non-routine items. The following table presents WRD’s information for the periods indicated:

Adjusted EBITDAX

	For the Three Months Ended March 31,
(Amounts in $000s)	2018	2017

Net Income (Loss)	$(115,774)	$20,252
Add (Deduct):
Interest expense, net	13,307	5,571
Income tax (benefit) expense	(38,093)	11,700
Depreciation, depletion and amortization	59,883	26,443
Impairment of NLA disposal group	214,274	-
Exploration expense	1,708	1,615
(Gain) loss on derivative instruments	40,370	(31,291)
Cash settlements received / (paid) on commodity derivatives	(20,546)	(983)
Stock-based compensation	3,156	495
Acquisition related costs	359	599
Debt Extinguishment costs	-	(11)
Initial public offering costs	-	182
Gain (loss) on sale of properties	-	-

Adjusted EBITDAX	$158,644	$34,572

Calculation of Adjusted Net Income (Loss) Available to Common Stockholders:

Adjusted Net Income (Loss) available to common stockholders is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. We define Adjusted Net Income (Loss) available to common stockholders as Net Income (Loss) available to common stockholders excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, stock-based compensation, incentive-unit compensation expense, impairment-related expenses, the tax benefit related to the Tax Cuts and Jobs Act, the North Louisiana settlement, and the tax effects related to these adjustments. We believe Adjusted Net Income (Loss) available to common stockholders is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of Net Income (Loss) available to common stockholders as determined in accordance with GAAP to Adjusted Net Income (Loss) available to common stockholders for the periods indicated:

Adjusted Net Income (Loss) available to common stockholders

	For the Three Months Ended March 31, 2018
	(Amounts in $000s)	(Basic / Diluted EPS)

Net Income (Loss) available to common stockholders	$(123,163)	($1.24)

Add (Deduct)
(Gain) loss on derivative instruments	40,370	0.41
Cash settlements received / (paid) on commodity derivatives	(20,546)	(0.21)
Stock-based compensation	3,156	0.03
Impairment of oil and gas properties	-	-
Impairment of NLA disposal group	214,274	2.16
Debt extinguishment costs	-	-

Adjusted income (loss) before tax effect	114,091	1.15
Tax effect related to adjustments	(54,249)	(0.55)

Adjusted income (loss) after tax effect	59,842	0.60

Preferred stock dividend	7,389	0.08
Undistributed earnings allocated to participating securities	-	-

Adjusted net income (loss)	67,231	0.68
Preferred stock dividend	(7,389)	(0.08)
Undistributed adjusted earnings allocated to participating securities	(15,369)	(0.15)

Adjusted net income (loss) available to common shareholders	$44,473	$0.45

Weighted average basic and diluted shares outstanding	99,245

Calculation of Net Debt:

Net Debt is a supplemental non-GAAP financial measure that is used by external users of WRD’s financial statements. We define Net Debt as total debt minus cash and cash equivalents. We believe Net Debt is useful to investors because it provides readers with a more meaningful measure of our outstanding indebtedness. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.

GP&T Revenue Recognition Reconciliation – First Quarter 2018

The table below reconciles gathering, processing and transportation expense to the reporting convention prior to the implementation of the new FASB revenue recognition standard on January 1, 2018 (ASC 606, Revenue from Contracts with Customers). For additional information on the GP&T reconciliation and the new revenue recognition standard, see the Management’s Discussion & Analysis section of WRD’s first quarter 2018 10-Q to be filed on or before May 15, 2018.

	Prior Reporting	Variance	New FASB Revenue Recognition Standard	Guidance (prior reporting)

Revenues:
Gas revenue	$28,435	($805)	$27,630
NGL revenue	$9,413	($1,965)	$7,448
Other Income	$1,166	$134	$1,300

Natural gas price realization (% of Henry Hub)	108%	-3%	105%	90% - 94%
NGL price realization (% of WTI)	35%	-8%	27%	33% - 37%

Operating expenses:
Lease operating expenses	$16,433	($6)	$16,427
GP&T expense	$4,103	($2,751)	$1,352
Depreciation, depletion, and amortization	$60,016	($133)	$59,883
Other operating (income) expense	$518	$140	$658

GP&T per boe	$0.87	($0.58)	$0.29	$1.10 - $1.40

Contact:

WildHorse Resource Development Corporation

Pearce Hammond, CFA (713) 255-7094

Vice President, Investor Relations

ir@wildhorserd.com